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                             SARA LEE CORPORATION
                          RESTRICTED SHARE AGREEMENT

1. THIS AGREEMENT made this 29th day of April, 1998 (the "Award Date"), by and between Sara Lee Corporation, a Maryland corporation (the "Corporation") and Frank Meysman (the "Participant") is evidence of an award made under the 1995 Long-Term Incentive Stock Plan (the "Stock Plan") which is incorporated into this Agreement by reference. A copy of the plan has been provided to the Participant. This agreement will form an integral part of the employment-agreement of Frank Meysman with the Corporation, entered into as of January 1, 1996.

2. RESTRICTED SHARE UNIT AWARD. Subject to the continued employment of the Participant with the Corporation until April 29, 2003, the Corporation hereby awards to the Participant as of the Award Date 50,000 restricted share units (the "Share Units"). These Share Units will remain restricted until April 29, 2003. While the restrictions are in effect, the Share Units are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.

3. SHARE UNITS. This award will be registered in the name of the Participant on the Corporation's books as of the Award Date until the Share Units are vested (i.e., the restrictions lapse). As such time as the Share Units vest, if ever, the Share Units will be converted into shares of common stock of the Corporation (the "Shares") on a one-for-one basis. Until the Share Units vest, the Participant will not be entitled to any rights of a shareholder.

4. DIVIDEND UNITS. Beginning on the Award Date, Dividend Units (in an amount equal to dividends paid on Shares) will be accrued on the books of the


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     Corporation at the same time that actual dividends are paid to owners of
     Shares. Interest will accrue in arrears and will be credited on the books of the Corporation at the same rate used under the Corporation's deferred compensation plans. Dividend Units and the interest thereon will be paid in cash when the Share Units vest, unless otherwise deferred pursuant to Section 8 of this Agreement.

5. COSTS AND EXPENSES. Any costs and/or expenses for the account of the Participant before April 29, 2003 will be born by the Corporation and will be repaid by the Participant to the Corporation if and when the vesting of the Share Units occurs. If and to the extent the Participant has to pay taxes before vesting of the Share Units, the Corporation will grant an interest free loan to the Participant to be repaid by the Participant to the Corporation if and when the vesting of the Share Units occurs or which loan will be cancelled or waived in case no such vesting will occur.

6. DISTRIBUTION OF THE AWARD. Upon vesting, all Share Units will be converted into Shares with Dividend Units, and interest accrued thereon paid to the Participant in cash as soon as practicable, unless otherwise deferred pursuant to Section 8 of this Agreement.

7. TAXES. Tax withholding is required when the Share Units vest and applies to the Share Units, Dividend Units and accrued interest. The tax liability at the time of vesting will be settled by withholding a number of Shares with a market value not less than the amount of such taxes. A certificate for the net number of Shares will be delivered to the Participant as soon as practicable after vesting occurs.


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8.   ELECTION TO DEFER DISTRIBUTION.  The Participant may elect to defer the distribution of some or all of the Share Units, Dividend Units and interest. Such election must be received in writing by the Corporation's Senior Vice President of Human Resources no later than April 29, 2003. The deferral, if elected, will result in the transfer of the Share Units and corresponding Dividend Units and interest into the Corporation's deferred compensation plan in effect at the time the restrictions lapse on this award. The deferred compensation plan rules will govern the administration of this award beginning on the date the Share Units vest.

9. DEATH OR TOTAL DISABILITY. The restrictions will lapse on a pro-rata number of the Share Units in the event of the Participant's death or total disability before the restrictions on the Share Units have lapsed. If applicable, the Share Units and related Dividend Units and interest will then be released as soon as practicable, subject to Section 7 of this Agreement.

10. OTHER END OF EMPLOYMENT PROVISIONS. In the event the Participant resigns or is terminated for cause before the restrictions on the Share Units have lapsed, the Share Units, Dividend Units and interest accrued thereon will be forfeited. In the case of ordinary termination by the Corporation, including termination by the Corporation or resignation by the Participant for reason of Change or Control the Share Units, Dividend Units and interest accrued thereon will be awarded on a pro rata basis.

11. CHANGE OF CONTROL. Either in contemplation of or in the event that the Corporation undergoes a Change of Control (as defined in the SLC 1995 Long-


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     Term Incentive Stock Plan) or is not the surviving corporation in a merger or consolidation with another corporation, the Compensation and Employee Benefits Committee of the Corporation (the "Committee") may provide for appropriate adjustments taking into account Participant's best interests.

12. INTERPRETATIONS. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Stock Plan will be determined and resolved by the Committee. In case of ultimate disagreement, despite best efforts of both parties, arbitration may be initiated by either party. Nothing in the Stock Plan or this Agreement will confer on the Participant any right to continue in the employ of the Corporation or in any way affect the Corporation's right to terminate the Participant's employment without prior notice at any time for any reason.